Exhibit 99.1

Best Buy appoints Steven E. Rendle to board of directors

Best Buy Co., Inc. (NYSE:BBY) today announced that Steven E. Rendle, a leading executive in the apparel industry, has been appointed to its board of directors, effective March 18.

Rendle is the chairman, president and CEO of VF Corp., one of the world’s largest apparel, footwear and accessories companies with a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. The 120-year-old company’s purpose is to power movements of sustainable and active lifestyles for the betterment of people and the planet. VF, ranked No. 233 on the Fortune 500 list, is based in Denver and employs 50,000 people.

Prior to being appointed CEO and chairman in 2017, Rendle was president and chief operating officer. He joined the company in 1999 as part of The North Face brand and has held leadership roles at VF for more than 20 years. In all, Rendle has 35 years of experience in the specialty outdoor and action sports industry.

“Steve has guided his company through a successful transformation, one focused as much on purpose as profit,” Best Buy CEO Corie Barry said. “His retail experience, particularly in building brands that connect to consumers across both physical and digital channels, along with his deep understanding of the role companies can play in many of today’s pressing social issues, is exactly what the board and I are looking for as we continue to make progress on our strategic goals.”

“Like so many in retail, I have watched the Best Buy turnaround and transformation with great interest, and the opportunity to work with the board and management team at this point in the company’s story was one I could not pass up,” Rendle said. “I am excited to lend my voice and experience as Best Buy continues its strategic work to build deeper connections with consumers, reach or exceed its financial targets, and become one the country’s best places to work.”

Rendle serves on the board of directors of the Retail Industry Leaders Association and was a founding board member of the Outdoor Industry Association’s Outdoor Foundation. In 2018, he was named CEO of the Year by Corporate Responsibility Magazine for his progressive environmental, social and governance agenda.

Rendle holds a bachelor’s degree in kinesiology from the University of Washington.